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               [LETTERHEAD OF OPTON HANDLER FEILER & LANDAU, LLP]


November 13, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:   Amy Meltzer Starr, Esq.
             Special Counsel


                   RE:  Alpha Pro Tech, Ltd.
                        Post-Effective Amendment to Registration Statement on Form S-1 Filed January 30, 1997


Dear Ms. Starr:

             On behalf of the above named Registrant we hereby withdraw the above referred Post-Effective Amendment.


                                            Respectfully Submitted


                                            /s/ Peter Landau